SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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HOUSTON AMERICAN ENERGY CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOUSTON AMERICAN ENERGY CORP.
801 Travis St., Suite 1425
Houston, Texas 77002

April 21, 2014

Dear Stockholder:

We cordially invite you to attend our 2014 annual meeting of stockholders, which will be held at 10:00 a.m. on Tuesday, June 10, 2014 at the Magnolia Hotel, which is located at 1100 Texas Avenue, Houston, Texas 77002.

At this year’s annual meeting, the agenda will include the election of 2 Class C directors, the approval, on an advisory basis, of the compensation of our named executive officers, the ratification of the selection of our independent registered public accounting firm for fiscal 2014 and the transaction of such other business as may properly come before the meeting or any adjournment thereof. Please refer to the enclosed proxy statement for detailed information on the proposal and other important information about Houston American Energy.

We hope you will be able to attend the annual meeting, but we know that not every stockholder will be able to do so. Whether or not you plan to attend, please complete, sign and return your proxy, or vote by telephone or via the Internet according to the instructions on the proxy card, so that your shares will be voted at the annual meeting.

Sincerely,

JOHN F. TERWILLIGER
Chairman of the Board

HOUSTON AMERICAN ENERGY CORP.
801 Travis St., Suite 1425
Houston, Texas 77002

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
JUNE 10, 2014

Dear Stockholder:

The annual meeting of stockholders of Houston American Energy Corp. will be held at 10:00 a.m. on Tuesday, June 10, 2014, at the Magnolia Hotel, which is located at 1100 Texas Avenue, Houston, Texas 77002. The purpose of the annual meeting is to:

1. Elect two Class C directors to hold office for the next three years.

2.  Approve, in an advisory and non-binding vote, the compensation of our named executive officers as disclosed in the proxy statement.

3. Ratify the selection of GBH CPAs, PC as our independent registered public accounting firm for the 2014 fiscal year.

4. Transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on April 17, 2014 will be entitled to vote at the annual meeting and any and all adjourned sessions thereof. Our stock transfer books will remain open.

To ensure that your vote is recorded promptly, please vote as soon as possible. If you are a stockholder of record, please complete, sign and mail the proxy card in the enclosed postage-paid envelope. If your shares are held in “street name”, that is held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

By Order of the Board of Directors,

JOHN TERWILLIGER
Chairman

Houston, Texas
April 21, 2014

HOUSTON AMERICAN ENERGY CORP.
801 Travis St., Suite 1425
Houston, Texas 77002

PROXY STATEMENT

Our board of directors is soliciting your proxy for the annual meeting of stockholders to be held at the Magnolia Hotel, which is located at 1100 Texas Avenue, Houston, Texas 77002, on Tuesday, June 10, 2014 at 10:00 a.m. and at any and all adjourned sessions of the annual meeting.

We are mailing our annual report for the fiscal year ended December 31, 2013, to our stockholders with this notice and proxy statement (including the form of proxy) on or about April 25, 2014.

Record Date and Quorum Requirements

Only stockholders of record at the close of business on April 17, 2014 will be entitled to vote at the annual meeting. The majority of the shares of common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy to have a quorum for the transaction of business at the annual meeting. Shares of common stock present in person or represented by proxy (including shares which abstain, withhold the vote or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists for a matter presented at the annual meeting. At the close of business on April 17, 2014, we had 52,169,945 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote.

Items to be Voted Upon, Voting Your Shares and Votes Required

Your vote is very important. If you do not vote your shares, you will not have an impact with respect to the issues to be voted on at this annual meeting. In addition, banks and brokers cannot vote on their clients’ behalf on “non-routine” proposals.

Stockholders will be voting upon three matters as well as any other business that may properly come before the meeting.  The specific items to be voted on are: (1) election of two Class C directors, (2) approval, on an advisory basis, of the compensation of our named executive officers, and (3) ratification of the appointment of GBH CPAs, PC as our independent registered public account firm for the 2014 fiscal year.

In order to be elected as directors, each of the nominees for director must receive a plurality of the votes cast at the annual meeting. Advisory approval of our executive compensation and ratification of the selection of GBH CPAs, PC as our independent registered public accounting firm will require the affirmative vote of a majority of the votes cast.

Shares that abstain from voting on a particular proposal, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares on a particular proposal, will not be counted as votes “in favor” of such proposal, and will also not be counted as votes cast or shares voting on that proposal. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on a proposal that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a proposal but will have the effect of a vote against proposals requiring the affirmative vote of all shares entitled to vote. However, abstentions are considered to be present or represented in determining whether a quorum exists on a given matter.

Submitting Your Proxy

If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•	FOR the election of each of the director nominees;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the ratification of the selection of GBH CPAs, PC as our registered public accounting firm.

To ensure that your vote is recorded promptly, please vote as soon as possible.  To vote by proxy, please complete, sign and mail the proxy card in the enclosed postage-paid envelope.

Stockholders that attend the annual meeting and wish to vote in person will be given a ballot at the meeting. If your shares are held in “street name” and you want to attend the annual meeting, you must bring an account statement or letter from the brokerage firm or bank holding your shares showing that you were the beneficial owner of the shares on the record date. If you want to vote shares that are held in “street name” or are otherwise not registered in your name, you will need to obtain a “legal proxy” from the holder of record and present it at the annual meeting.

Revoking or Changing Your Proxy

You may revoke or change your proxy at any time before it is voted. For a stockholder “of record”, meaning one whose shares are registered in his or her own name, to revoke or change a proxy, the stockholder may follow one of the procedures listed below.

•	submit another properly signed proxy, which bears a later date;

•	deliver a written revocation to our corporate secretary; or

•	attend the annual meeting or any adjourned session thereof and vote in person.

If you are a beneficial owner of our common stock, and not the stockholder of record (for example your common stock is registered in “street name” with a brokerage firm), you must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke or change a proxy. You should contact the stockholder of record directly for more information on these procedures.

Other Information

We will bear the expense of soliciting proxies. Our officers and certain other employees, without additional remuneration, may solicit proxies personally or by telephone, e-mail or other means.

Our Annual Report on Form 10-K for the year ended December 31, 2013, which is not part of the proxy soliciting materials, is included with this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows the number of our shares of common stock beneficially owned as of April 17, 2014 by:

•	each person or group known by us to beneficially own more than 5% of our outstanding common stock;

•	each director and nominee for director;

•	each executive officer named in the Summary Compensation Table under the heading “Executive Compensation” below; and

•	all of our current directors and executive officers of the company as a group.

The number of shares beneficially owned by each 5% holder, director or executive officer is determined by the rules of the SEC, and the information does not necessarily indicate beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power and also any shares that the person or entity can acquire within 60 days of April 17, 2014 through the exercise of any stock option or other right. For purposes of computing the percentage of outstanding shares of common stock held by each person or entity, any shares that the person or entity has the right to acquire within 60 days after April 17, 2014 are deemed to be outstanding with respect to such person or entity but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or entity. Unless otherwise indicated, each person or entity has sole investment and voting power (or shares such power with his or her spouse) over the shares set forth in the following table. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. As of April 17, 2014, there were 52,169,945 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
John Terwilliger (1)*	10,494,252	(2)	19.3%
O. Lee Tawes (3)*	3,171,622	(4)	6.1%
Stephen Hartzell*	267,666	(5)	†
John Boylan*	333,303	(6)	†
Keith Grimes*	50,000	(7)	†
All current directors and executive officers as a group (5 persons)	14,316,843	(8)	26.1%

*	Director of our company
†	Less than 1% of the shares of total common stock outstanding as of April 17, 2014.
(1)	Address is care of Houston American Energy Corp., 801 Travis St., Suite 1425, Houston, Texas 77002.
(2)	Includes 2,100,000 stock options that may be exercised within 60 days of April 17, 2014.
(3)	Address is 100 Wall Street, 8th Floor, New York, New York 10005.
(4)	Based upon information regarding Houston American Energy Corp. holdings reported on a Schedule 13D/A, Amendment No. 3, filed with the SEC on April 23, 2012 and on Form 4, filed with the SEC on June 13, 2013. Shares indicated as beneficially owned by Mr. Tawes include (a) 8,091 shares owned by 100 Wall Energy Partners, L.P., of which Mr. Tawes is a 7.8% owner and portfolio manager as well as a member of the general partner, (b) 119,034 shares owned by Mr. Tawes’ spouse, as to which Mr. Tawes disclaims beneficial ownership and (c) 211,666 stock options that may be exercised within 60 days of April 17, 2014.
(5)	Includes 211,666 stock options that may be exercised within 60 days of April 17, 2014.
(6)	Includes (a) 68,303 shares held by EJC Ventures, LP, of which Mr. Boylan serves as the manager of the general partner, and (b) 205,000 stock options that may be exercised within 60 days of April 17, 2014.
(7)	Includes 50,000 stock options that may be exercised within 60 days of April 17, 2014.
(8)	Includes 2,778,332 stock options that may be exercised within 60 days of April 17, 2014.

PROPOSAL 1

ELECTION OF DIRECTORS

Our restated articles of organization and amended and restated by-laws, each as amended to date, provide for the classification of our board into three classes, as nearly equal in number as possible. The Class A, Class B and Class C directors are currently serving until the annual meeting of stockholders that will be held in 2016, 2015 and 2014, respectively, and until their respective successors are elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring. Our board has fixed the number of directors at five. There are currently two Class A directors, one Class B director and two Class C directors.

Unless otherwise instructed, the persons named as proxies will vote all proxies received FOR the election of the persons named as nominees below as Class C directors for a term of three years, until the annual meeting of stockholders to be held in 2017 and until his successor is elected and qualified.

The nominees listed below are currently serving as directors and have indicated that they are willing to continue to serve, if elected. The independent directors of the board nominated the candidates for election. If one or more of the nominees should become unavailable, the persons named as proxies will vote all proxies received for a substitute nominee(s) designated by the board, unless instructions are given to the contrary. The board has no reason to believe that either of the nominees will become unavailable.

In the section below, we provide the names and biographical information about the Class C nominees and each other member of the board.

There are no family relationships among any of our directors, nominee for director and executive officers.

Nominees for Election as Class C Directors Continuing in Office until 2017

John Terwilliger Age: 66 Director Since: 2001
Mr. Terwilliger has served as our Chairman, Chief Executive Officer, President and a director since our inception in April 2001.

Mr. Terwilliger brings to our board over 30 years of energy industry experience as well as essential insight and guidance from an inside perspective as a result of his key and ongoing role in acquiring and managing our asset portfolio, his central role in managing all aspects of operations of our company and his position as our largest shareholder.

O. Lee Tawes III Age: 66 Director Since: 2005
Mr. Tawes is Executive Vice President and Head of Investment Banking, and a Director at Northeast Securities Inc.  Prior to joining Northeast Securities, Mr. Tawes held management and research analyst positions with C.E. Unterberg, Towbin, Oppenheimer & Co. Inc., CIBC World Markets and Goldman Sachs & Co. from 1972 to 2004.  Mr. Tawes has served as a Director of GSE Systems, Inc. since 2006.  Mr. Tawes is a graduate of Princeton University and received his MBA from Darden School at the University of Virginia.

Mr. Tawes brings to our board over 30 years of broad experience in finance and investment banking, and specific experience in oil and gas finance and investment banking, and his resulting understanding of our industry, operating environment, key drivers of financial success and specific capital market characteristics and challenges encountered by our company.

Class B Directors Continuing in Office until 2015

John Boylan Age: 47 Director Since: 2006
Since September 2012, Mr. Boylan has served as Chief Executive Officer and President of EC Offshore Properties, Inc., an independent oil and gas company with operations focused in the Gulf of Mexico.  From December 2008 until August 2012, Mr. Boylan served as a financial consultant to Pisces Energy, LLC and, from April 2011 until April 2012, as Chief Financial Officer of Probe Resources, Ltd.  Previously, Mr. Boylan served in various financial consulting and executive capacities in the energy industry, including both the exploration and production and oil services sectors.  Mr. Boylan’s experience also includes work as an auditor for KPMG Peat Marwick and as a management consultant for Coopers & Lybrand Consulting.  Mr. Boylan holds a BBA with a major in Accounting from the University of Texas and an MBA with majors in Finance, Economics and International Business from New York University.  Mr. Boylan is a licensed CPA in the State of Texas.

In December 2007, Mr. Boylan filed a bankruptcy petition under Chapter 7 of the United States Bankruptcy Code in Cause No. 07-38742-H3-7 in the U.S. District Court for the Southern District of Texas, Houston Division.  He received a discharge from Chapter 7 in June 2009.  The bankruptcy petition was filed in response to efforts by a creditor to collect obligations of a company of which Mr. Boylan was a prior part owner, which obligations were personally guaranteed by Mr. Boylan.

Mr. Boylan brings to our board over 20 years of broad experience in the oil and gas industry, covering operations, accounting and finance, and his resulting understanding of our industry, operating environment, key drivers of operational and financial success and specific accounting and financial characteristics and challenges encountered finance and financial reporting.

Class A Directors Continuing in Office until 2016

Stephen Hartzell Age: 60 Director Since: 2005
Since 2003, Mr. Hartzell has been an owner operator of Southern Star Exploration, LLC, an independent oil and gas company. From 1986 to 2003, Mr. Hartzell served as an independent consulting geologist. From 1978 to 1986, Mr. Hartzell served as a petroleum geologist, division geologist and senior geologist with Amoco Production Company, Tesoro Petroleum Corporation, Moore McCormack Energy and American Hunter Exploration. Mr. Hartzell received his B.S. in Geology from Western Illinois University and an M.S. in Geology from Northern Illinois University.

Mr. Hartzell brings to our board over 30 years of broad experience in the oil and gas industry, covering geology, operations management and asset management, and his resulting understanding of our industry, operating environment, key drivers of operational success and specific geological characteristics and challenges encountered in operations.

R. Keith Grimes Age: 57 Director Since: 2012
Since 2008, Mr. Grimes has served as Chief Executive Officer of Hamilton Group, an international service provider to oil and gas exploration and production companies offering specialized technical consulting and E&P technology to operators worldwide.  Prior to joining Hamilton Group, Mr. Grimes had a 28 year career in the oil and gas industry, most recently managing all eastern hemisphere operations of Expro Group, an Aberdeen, Scotland based global well testing and subsea engineering company, and previously serving in numerous leadership roles with Halliburton for 20 years.  Mr. Grimes holds a B.S. degree in Petroleum Engineering from Texas Tech University.

Mr. Grimes brings to our board over 30 years of broad domestic and international energy industry experience as a petroleum engineer and senior executive and his resulting understanding of our industry, international operations, engineering, geological and operational challenges encountered in our business.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL 1.

In considering your vote with respect to the election of directors pursuant to Proposal 1, you should consider the discussions of “Executive Compensation” and “Corporate Governance” and the other discussions contained in this Proxy Statement.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") enables our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Our compensation committee has developed and maintains a compensation program that is intended to reward performance and encourage actions that drive success in our business strategy. This compensation philosophy, and the program structure approved by the compensation committee, is central to our ability to attract, retain and motivate individuals who can achieve superior financial results.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under "Executive Compensation," the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on Houston American Energy, the compensation committee of our board, or our board. The board and the compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those stockholders' concerns, and the compensation committee will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for advisory approval of this proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCUSSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            Our board, on the recommendation of the audit committee, has selected the firm of GBH CPAs, PC as our registered public accounting firm for fiscal 2014. GBH CPAs, PC has served as our registered public accounting firm since January 2009.  Although stockholder approval of the board’s selection of GBH CPAs, PC is not required by law, the board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, the board will reconsider its selection of GBH CPAs, PC.
Representatives of GBH CPAs, PC are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF GBH CPAs, PC AS OUR REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

In considering your vote with respect to the ratification of our selection of GBH CPAs, PC as our registered public accounting firm pursuant to Proposal 4, you should consider the discussion of “Relationship with Independent Registered Public Accounting Firm” and the other discussions contained in this Proxy Statement.

EXECUTIVE COMPENSATION

Summary Executive Compensation Table
The following table includes information concerning compensation for the two years ended December 31, 2013 for our CEO, CFO and our only other executive officer (collectively, the “Named Executive Officers”), being our only executive officers during the latest year:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
John F. Terwilliger, CEO	2013	382,016	—	—	216,257	—	—	598,273
	2012	372,921	181,912	—	177,049	—	—	731,882
James J. Jacobs, CFO (3)	2013	131,216	—	—	108,129	—	—	239,345
	2012	204,868	95,287	—	88,525	—	—	388,680
Kenneth Jeffers, Sr VP Exploration (4)	2013	176,400	—	—	108,129	—	—	284,529
	2012	258,300	126,000	—	88,525	—	—	472,825

(1)	The amounts included in the “Stock Awards” and “Option Awards” columns reflect the grant date fair value calculated in accordance with FASB ASC Topic 718. The Company’s FASB ASC Topic 718 assumptions used in these calculations are set forth in Note 8 to the Financial Statements included in the Company’s annual report on Form 10-K filed with the SEC on March 14, 2014.

(2)	The value of stock option grants approved by the board during 2012 but subject to stockholder approval of an amendment to the company’s 2008 Equity Incentive Plan to increase the shares reserved thereunder were reflected in 2012, to the extent not subject to shareholder approval, and in 2013, to the extent subject to shareholder approval. See “Grants of Plan-Based Awards.”

(3)	Mr. Jacobs resigned as CFO effective July 19, 2013.

(4)	Mr. Jeffers employment terminated August 13, 2013.

Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards to the Company’s Named Executive Officers in 2013.

Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)

John F. Terwilliger	06/11/2013	—	600,000		0.3075	147,043
	06/11/2013	—	385,500	(1)	1.65	69,214
James J. Jacobs	06/11/2013	—	300,000		0.3075	73,522
	06/11/2013	—	192,750	(1)	1.65	34,607
Kenneth Jeffers	06/11/2013	—	300,000		0.3075	75,322
	06/11/2013	—	192,750	(1)	1.65	34,607

(1)
Reflects the grant during 2012 of options that were only exercisable on or after approval by the company’s stockholders of an amendment to the 2008 Equity Incentive Plan to increase the shares reserved under the plan to an amount sufficient to permit the exercise of such options, which approval was received as of the grant date indicated.

(2)
Reflects the grant date fair value of the options calculated in accordance with FASB ASC Topic 718. The Company’s FASB ASC Topic 718 assumptions used in these calculations are set forth in Note 8 to the Financial Statements included in the Company’s annual report on Form 10-K filed with the SEC on March 14, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to unexercised options and unearned restricted stock previously awarded to the Named Executive Officers at December 31, 2013.

		Option Awards					Stock Awards
		Number of	Number of					Market Value
		Securities	Securities				Number of Shares	of Shares or
		Underlying	Underlying		Option	Option	or Units of Stock	Units of Stock
	Grant	Unexercised Options	Unexercised Options		Exercise	Expiration	That Have Not	That Have
Name	Date	Exercisable	Unexercisable		Price	Date	Vested (3)	Not Vested

John F. Terwilliger	06/11/13	300,000	300,000	(1)	$0.3075	06/10/23	—	$—
	06/11/12	600,000	—		1.65	06/10/22	—	—
	06/02/08	750,000	150,000	(2)	7.20	06/01/18	—	—
	06/14/11	—	—		—	—	5,000	1,250

(1)	Options vest and become exercisable 50% on the grant date and 50% on the first anniversary of the grant date.

(2)	Options become exercisable in six equal installments beginning one year after the date of grant and on each of the next five anniversaries of the date of grant

(3)	Stock awards vest one-third on each anniversary of the grant date.

Employment Arrangements and Plans

Base Salary and Bonuses

Effective July 1, 2012, our compensation committee approved, and we granted, a 5% increase in base salary to John Terwilliger, our Chairman, CEO and President, and approved and granted increases in base salary ranging from 5% to 15% to other officers no longer employed by our company.  Following such increases in base salary, and as of the date hereof, the base salary of John F. Terwilliger, our Chairman, CEO and President and sole officer was $382,016.

During 2013, no bonuses were paid to any of our officers.

In mid-2012, our compensation committee approved, and we paid, cash bonuses to our principal officers in an amount equal to 50% of their base salary (before giving effect to 2012 increases in base salary), as follows: John Terwilliger - $181,912; Kenneth Jeffers - $126,000; and, James J. Jacobs - $95,287.

Equity Incentive Plans

Our board of directors and shareholders have adopted our the Houston American Energy Corp. 2005 Stock Option Plan (the “2005 Plan”) and the Houston American Energy Corp. 2008 Equity Incentive Plan (the “2008 Plan” and, together with the 2005 Plan, the “Plans”). Under the 2005 Plan, 500,000 shares of common stock are reserved for issuance pursuant to stock options.  Under the 2008 Plan, 6,000,000 shares of common stock are reserved for issuance pursuant to grants of stock options and restricted stock.  The Plans are administered by our Compensation Committee and provide that key employees, consultants and directors are eligible to participate therein.

During 2013, we granted options to purchase 600,000 shares to John Terwilliger, our Chairman, CEO and President, options to purchase 300,000 shares to James J. Jacobs, our Chief Financial Officer, and options to purchase 300,000 shares to Kenneth Jeffers, our Senior Vice President of Exploration.  Those options were exercisable for ten years at $0.3075 per share, the market price on the grant date, and vested 50% on the grant date and 50% on the first anniversary of the grant date.  The options granted to Messrs. Jacobs and Jeffers expired during 2013, following their departures from our company.

During 2012, we granted options to purchase 600,000 shares to Mr. Terwilliger, options to purchase 300,000 shares to Mr. Jacobs, and options to purchase 300,000 shares to Mr. Jeffers.  Of those options, 385,500 options held by Mr. Terwilliger, 192,750 options granted to Mr. Jacobs and 192,750 options granted to Mr. Jeffers were subject to shareholder approval of an amendment to the 2008 Plan to increase the shares authorized under that plan to an amount sufficient to permit the exercise of such options.  The shareholders approved that amendment in June 2011 and the options subject to such approval are reflected as 2013 grants.  All of those options granted to Messrs. Jacobs and Jeffers expired during 2013, following their departures from our company

Production Incentive Compensation Plan

In August 2013, our compensation committee adopted a Production Incentive Compensation Plan (the “PIC Plan”).  The purpose of the PIC Plan is to encourage employees and consultants participating in the PIC Plan to identify and secure for our company participation in attractive oil and gas opportunities.

Under the PIC Plan, the committee may establish one or more pools (each a “Pool”) and designate employees and consultants to participate in those Pools and designate prospects and wells, and a defined percentage of our revenues from those wells, to fund those Pools.  Only prospects acquired on or after establishment of the PIC Plan, and excluding all prospects in Colombia, may be designated to fund a Pool.  The maximum percentage of our share of revenues from a well that may be designated to fund a Pool is 2% (the “Pool Cap”); provided, however, that with respect to wells with a net revenue interest to the 8/8 of less than 73%, the Pool Cap with respect to such wells shall be reduced on a 1-for-1 basis such that no portion of our revenues from a well may be designated to fund a Pool if the NRI is 71% or less.

Designated participants in a Pool will be assigned a specific percentage out of our revenues assigned to the Pool and will be paid that percentage of such revenues from all wells designated to such Pool and spud during that participant’s employment or services with our company.  In no event may the percentage assigned to our chief executive officer relative to any well within a Pool exceed one-half of the applicable Pool Cap for that well.  Payouts of revenues funded into Pools shall be made to participants not later than 60 days following year end, subject to the committee’s right to make partial interim payouts.  Participants will continue to receive their percentage share of revenues from wells included in a Pool and spud during the term of their employment or service so long as revenues continue to be derived by our company from those wells even after termination of employment or services of the participant; provided, however, that a participant’s interest in all Pools shall terminate on the date of termination of employment or services where such termination is for cause.

In the event of certain changes in control of our company, the acquirer or survivor of such transaction must assume all obligations under the PIC Plan; provided, however, that in lieu of such assumption obligation, the committee may, at its sole discretion, assign overriding royalty interests in wells to substantially mirror the rights of participants under the PIC Plan.  Similarly, the committee may, at any time, assign overriding royalty interests in wells in settlement of obligations under the PIC Plan.

The PIC Plan is administered by our compensation committee which shall consult with our chief executive officer relative to Pool participants, prospects, wells and interests assign although the committee will have final and absolute authority to make all such determinations.

During 2013, awards of interests in four prospects acquired during the year, ranging from 0.5% to 1% of company revenues from those prospects, were made to John Terwilliger, our Chairman, CEO and President.  No cash payments were made under the PIC Plan during 2013.

Termination or Change in Control Payments

            In June 2012, our board of directors approved the entry into Change in Control Agreements (the “Change in Control Agreements”) with our President and Chief Executive Officer, John Terwilliger, Chief Financial Officer, James J. Jacobs, and Senior Vice President – Exploration, Kenneth Jeffers. Pursuant to the Change in Control Agreements, if we undergo a change in control and a covered officer is terminated without cause or resigns for good reason within 90 days prior to or within 12 months following a change in control, the subject officer is entitled to (i) a lump sum cash severance payment equal to 250% of his average annual cash compensation (including salary and bonuses) during the three years ending on the termination date, and (ii) acceleration of vesting of all unvested time-based stock options.

Pension Benefits

We do not maintain any retirement plans or otherwise provide any retirement benefits of any nature for our executives or employees.

Director Compensation Table

The following table provides compensation information for the year ended December 31, 2013 for each member of our Board of Directors:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
John Boylan	26,250	—	6,127	—	—	32,377
Stephen Hartzell	18,750	—	6,127	—	—	24,877
O. Lee Tawes III	11,250	—	6,127	—	—	17,377
Keith Grimes	18,750	—	6,127	—	—	24,877

(1)	Mr. John Terwilliger, a director and officer of our company, has been omitted from this table since he receives no compensation for serving on our board.
(2)
Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718. The Company’s FASB ASC Topic 718 assumptions used in these calculations are set forth in Note 8 to the Financial Statements included in the Company’s annual report on Form 10-K filed with the SEC on March 14, 2014.

(3)
The following are the aggregate number of option awards outstanding that have been granted to each of our non-employee directors as of December 31, 2013, the last day of the 2013 fiscal year: Mr. Boylan: 205,000; Mr. Hartzell: 211,666; Mr. Tawes: 211,666; and Mr. Grimes: 50,000.

Standard Director Compensation Arrangements

We compensate non-employee members of the board through a mixture of cash and equity-based compensation. Cash compensation arrangements for our non-employee directors consist of the following payments: (i) annual retainer of $9,000; (ii) annual retainer for service on each board committee of $3,000; (iii) annual retainer for service as chair of the audit committee of $3,750; and (iv) annual retainer for service as chair of the compensation committee of $2,250.  Each of the annual retainers is payable in equal quarterly installments. We also reimburse expenses incurred by non-employee directors to attend board and committee meetings.

On the date of the initial appointment or election of each non-employee director, and on the date of each annual meeting thereafter, each non-employee director receives a stock option grant to purchase 25,000 shares (pro rated if appointment or election is other than at an annual meeting of stockholders) of our common stock at a price equal to the fair market value of our common stock on the date of grant.  Option grants to directors vest 20% on the date of grant and 80% nine months from the date of grant.

Directors who are also our employees do not receive cash or equity compensation for service on the board in addition to compensation payable for their service as employees of Houston American Energy.

2012 Special Option Grants to Non-Employee Directors

In June 2012, our board approved, and we made, special one-time grants of options to non-employee directors to purchase, for a period of ten years, 75,000 shares of common stock at a price equal to the fair market value of our common stock on the date of grant.  Those options vested 20% on the date of grant and 80% nine months from the date of grant, provided, however, that the exercise of such options as to 48,175 shares per non-employee director was further subject to approval by our stockholders of an amendment to our 2008 Equity Incentive Plan increasing the shares reserved for issuance under the plan to an amount sufficient to permit exercise of such options. In June 2013, our shareholders approved an amendment to our 2008 Equity Incentive Plan increasing the shares reserved thereunder, after which the balance of the options granted under the 2012 special option grant became exercisable.

CORPORATE GOVERNANCE

The Board and Board Meetings

The board consists of five directors. During the fiscal year ended December 31, 2013, the board held a total of sixteen meetings (including telephonic meetings and committee meetings). Each of the incumbent directors attended at least 75% of the total number of meetings of the board, including meetings of all committees on which he served. Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders.  All of our directors attended our 2013 annual meeting of stockholders.

Board Independence

The board has determined that each of the directors, with the exception of Messrs. Terwilliger and Tawes, qualify as “independent” as defined by applicable NYSE MKT and SEC rules. In making this determination, the board has concluded that none of these members has a relationship that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Stephen Hartzell has served as lead director since March 2007 and presides over meetings of the independent directors.

Board Committees

The board currently has, and appoints members to, two standing committees: the audit committee and the compensation committee. Each member of these committees is independent as defined by applicable the NYSE MKT and SEC rules. Each of the committees has a written charter approved by the board. The current members of the committees are identified below:

Director	Audit		Compensation
John Boylan	✓	(Chair)	✓	(Chair)
Stephen Hartzell	✓		✓
Keith Grimes	✓		✓

Audit Committee

The audit committee is composed of three independent directors, Messrs. Boylan, Hartzell and Grimes, each of whom meets the independence and financial literacy requirements as defined by applicable NYSE MKT and SEC rules. The audit committee assists the board in its general oversight of our financial reporting, internal controls, legal compliance, ethics programs and audit functions, and is directly responsible for the appointment, evaluation, retention and compensation of the registered public accounting firm. The board has determined that Mr. Boylan qualifies as an “audit committee financial expert” in accordance with the applicable rules and regulations of the SEC.

The audit committee acts under the terms of a written charter initially adopted in May 2006, a copy of which can be found on our website at www.houstonamericanenergy.com/corporategovernance.html . The audit committee met five times during the fiscal year ended December 31, 2013. For more information regarding the audit committee, please refer to the “Report of Audit Committee” beginning on page 13.

Compensation Committee

The compensation committee, which is appointed by the board, is composed of three non-employee independent directors as defined by applicable NYSE MKT rules. The committee is responsible for establishing and administering the policies that govern both annual compensation and equity ownership. It reviews and approves salaries, bonus and incentive compensation, perquisites, equity compensation, and all other forms of compensation for our executive officers, including the chief executive officer. The compensation committee is also responsible for reviewing and administering our incentive compensation plans, equity incentive programs and other benefit plans. It periodically reviews and makes recommendations to the board with respect to director compensation.

The compensation committee acts under the terms of a written charter adopted in May 2006, a copy of which can be found on our website at www.houstonamericanenergy.com/corporategovernance.html.  The compensation committee held three meetings during the fiscal year ended December 31, 2013.

Nomination of Directors

The board of directors does not maintain a standing nominating committee. Instead, the board has adopted, by resolution, a process of nominating directors wherein nominees must be selected, or recommended for the board’s selection, by a majority of the independent directors with independence determined in accordance with NYSE MKT standards. Because of the relatively small size of the board and the current demands on the independent directors, the board determined that the nomination process would best be carried out, while maintaining the independence of the nominating process, by drawing upon the resources of all board members with the requirement that nominates be selected by a majority of the independent directors.

In the event of a vacancy on the board, the process followed by the independent directors in nominating and evaluating director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the independent directors apply criteria adopted by the board. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of conflicts of interest and the ability to act in the interests of all stockholders. No specific weights are assigned to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Board does not have a formal policy with respect to diversity of nominees.  We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will best allow the board to fulfill its responsibilities.

The board may utilize the services of a search firm to help identify candidates for director who meet the qualifications outlined above.

Stockholders may recommend individuals to the independent directors for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Independent Directors, c/o Corporate Secretary, Houston American Energy Corp, 801 Travis St., Suite 1425, Houston, Texas 77002. Assuming that appropriate biographical and background material has been provided on a timely basis, the stockholder-recommended candidates will be evaluated by following substantially the same process, and applying substantially the same criteria, as it follows for candidates recommended by our board or others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the board, by following the procedures set forth under “Deadline for Submission of Stockholder Proposals for the 2015 Annual Meeting” on page 15. Candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in our proxy card for the next annual meeting.

Communicating with the Independent Directors

Our board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our lead director, Mr. Hartzell, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director, with the assistance of our counsel, considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to Houston American Energy Corp, Board of Directors, c/o Corporate Secretary, 801 Travis St., Suite 1425, Houston, Texas 77002.

Board Leadership Structure and Risk Oversight Role

Our Chief Executive Officer also serves as Chairman of our Board of Directors. As noted, Stephen Hartzell presently serves as our “Lead Independent Director”.  We believe that such a leadership structure is appropriate for our company given the small size of our company and our need to control costs and facilitate rapid response to market opportunities.

Our Board provides high level oversight with respect to our risk management activities, consisting principally of interfacing with management with regard to proper risk management policies and implementation of those policies.  In general, the Board familiarizes itself with the risk management policies being pursued and the actual transactions carried out in that regard so as to assure that the policy is sound and the transactions undertaken are consistent with the policy.  Given our position as a non-operator of our various properties, decisions regarding entry into derivative instruments to manage commodity price risk is typically vested in the property operators and, therefore, the Board believes that our company and management has little discretion with regard to risk management transactions.

Code of Conduct and Ethics

We have adopted a written code of conduct and ethics that applies to all our directors, officers and employees, including our chief executive officer and our chief financial and accounting officer. A current copy of the code can be found on our website at www.houstonamericanenergy.com/corporategovernance.html.  In addition, we intend to post on our website or file under cover of Form 8-K all disclosures that are required by law or NYSE MKT listing standards concerning any amendments to, or waivers from, any provision of the code.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, or “Section 16(a)”, requires that directors, executive officers and persons who own more than ten percent of any registered class of a company’s equity securities, or “reporting persons,” file with the SEC initial reports of beneficial ownership and report changes in beneficial ownership of common stock and other equity securities. Reporting persons holding our stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of copies of these reports, and written representations from such reporting persons, we believe that all filings required to be made by reporting persons of our stock were timely filed for the year ended December 31, 2013 in accordance with Section 16(a).

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Audit Committee

The audit committee is responsible for assessing the information provided by management and our registered public accounting firm in accordance with its business judgment. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls, and reports to the audit committee on any deficiencies found. Our registered public accounting firm was responsible for auditing the financial statements and for reviewing the unaudited interim financial statements.

The audit committee reviewed with our registered public accounting firm the overall scope and plan of the audit. In addition, it met with our registered public accounting firm, with and without management present, to discuss the results of GBH CPAs, PC’s examination, the evaluation of our system of internal controls, the overall quality of our financial reporting and such other matters as are required to be discussed under generally accepted auditing standards. The audit committee has also received from, and discussed with, our registered public accounting firm the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees).

The audit committee discussed with GBH CPAs, PC that firm’s independence from management and our company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1. The audit committee has also considered the compatibility of audit related and other services with the auditors’ independence.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013 with both management and our registered public accounting firm. The audit committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board, and the board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

By the Audit Committee of the Board of Directors:

John Boylan, Audit Committee Chair
Stephen Hartzell, Audit Committee Member
Keith Grimes, Audit Committee Member

Independent Registered Public Accounting Firm Fees

The following table summarizes the fees of GBH CPAs, PC, our registered public accounting firm in 2013 and 2012, billed to us for each of the last two fiscal years:

Fee Category	FY 2013	FY 2012
Audit Fees (1)	$56,500	$86,000
Audit-Related Fees (2)	—	46,500
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$56,500	$132,500

(1)
Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our Quarterly Reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees consist of fees for services relating to regulatory filings in Colombia, comfort letters with respect to transactions and other fees associated with financial statements but unrelated to the review and audit of company financial statements.

All fees set forth in the table above were approved by our audit committee.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specific types of services that are expected to be provided by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular services to be provided and is also generally subject to a maximum dollar amount.

The committee’s practice is to consider for approval, at its regularly scheduled quarterly meetings, all audit and non-audit services proposed to be provided by our registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chairman of the committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services or, if in the chairman’s judgment it is considered appropriate, to call a special meeting of the committee for that purpose.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding”. This means that only one copy of our annual report and proxy statement will be sent to stockholders who share the same last name and address. Householding is designed to reduce duplicate mailings and save significant printing and postage costs.

If you receive a household mailing this year and would like to receive additional copies of our annual report and/or proxy statement, please submit your request in writing to: Houston American Energy Corp., 801 Travis St., Suite 1425, Houston, Texas 77002, Attention: Secretary or by calling Houston American Energy at (712) 222-6966. Any stockholder who wants to receive separate copies of the proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR THE 2015 ANNUAL MEETING

Any stockholders who wish to submit a proposal, pursuant to Rule 14a-8 under the Exchange Act, for inclusion in the proxy materials for our 2015 annual meeting of stockholders must ensure that it is received by our corporate secretary at our corporate headquarters, which are located at 801 Travis St., Suite 1425, Houston, Texas 77002, no later than December 26, 2014.

Our by-laws also establish an advance notice procedure for stockholders who wish to nominate candidates for election as directors or otherwise propose business for consideration at a stockholders meeting. We must receive a notice regarding stockholder nominations for director or other business at our corporate headquarters not less than 70 days nor more than 90 days prior to the first anniversary of the prior year’s stockholder meeting, provided, however, that in the event we do not publicly announce the date of the applicable annual meeting by mail, press release or otherwise more than 70 days prior to the meeting, we must receive the notice no later than the tenth day following the day on which such announcement of the date of the meeting is made. Any such notice must contain certain specified information concerning the persons to be nominated or proposed business and the stockholder submitting the nomination or business, all as set forth in our by-laws. The presiding officer of the meeting may refuse to acknowledge any director nomination or business not made in compliance with such advance notice requirements. We have not publicly announced the date of the 2014 annual meeting prior to the mailing of this notice and proxy statement. Accordingly, an appropriate notice from a stockholder regarding nominations for director or other business to be acted on at the 2014 annual meeting must be received within ten days of this mailing.

Any stockholders wishing to submit proposals intended to be presented at our 2015 annual meeting of stockholders that are not submitted pursuant to Exchange Act Rule 14a-8 must ensure that they are received by us not later than April 1, 2015 and not earlier than March 12, 2015. The persons designated in the proxy card will be granted discretionary authority with respect to any stockholder proposal not timely submitted to us.

By Order of the Board of Directors,

JOHN F. TERWILLIGER
Chairman

April 21, 2014

THE BOARD ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

HOUSTON AMERICAN ENERGY CORP.
801 Travis St., Suite 1425
Houston, Texas 77002

Proxy for Annual Meeting of Shareholders
to be held on Tuesday, June 10, 2014

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints John F. Terwilliger as Proxy in the name, place and stead of the undersigned, to vote at an Annual Meeting of Shareholders (the "Meeting") of Houston American Energy Corp., a Delaware corporation (the "Company"), on Tuesday, June 10, 2014, at 10:00 a.m., or at any adjournment or adjournments thereof, in the manner designated below, all of the shares of the Company's common stock that the undersigned would be entitled to vote if personally present.

(1)	Election of directors:

	☐	FOR ALL NOMINEES LISTED BELOW			☐	WITHHOLD AUTHORITY TO VOTE FOR
		(except as marked to the contrary below)				ALL NOMINEES LISTED BELOW

INSTRUCTION: To withhold authority to vote for any individual nominees, strike a line through the nominee’s name in the list below.

	John F. Terwilliger (Class C Director Nominee)				O. Lee Tawes III (Class C Director Nominee)

(2)	Proposal to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in our proxy statement

	☐	FOR	☐	AGAINST		☐	ABSTAIN

(3)	Proposal to ratify the appointment of GBH CPAs, PC as the Company’s independent registered public accounting firm

	☐	FOR	☐	AGAINST		☐	ABSTAIN

(4)	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

	☐	GRANT AUTHORITY			☐	WITHHOLD AUTHORITY

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR MANAGEMENT’S NOMINEES FOR DIRECTOR LISTED IN THIS PROXY, FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SHAREHOLDERS AT THE MEETING.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate the capacity in which signing.

DATED:	, 2014

Signature:

Signature if held jointly:

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE